EXHIBIT 10.1

FIRST AMENDMENT TO
EOG RESOURCES, INC. 2008 OMNIBUS EQUITY COMPENSATION PLAN

WHEREAS, EOG Resources, Inc. (the "Company") has heretofore adopted and maintains the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the "Plan"); and

WHEREAS, the Company desires to amend the Plan:

NOW, THEREFORE, the Plan is amended as follows:

  The following Section 4.17 is hereby added:

4.17  Vesting and Acceleration Limitations. Awards which are not granted or maintained in accordance with the following provisions shall be limited in the aggregate to five percent (5%) of the shares authorized under the Plan:

(a) except for Awards to the Company's Canadian employees, Full Value Awards which vest based on service will vest no more favorably than one-third each year, with total vesting not occurring in less than three (3) years, and performance-based Full Value Awards will have a minimum performance period of one (1) year; and

(b) neither the Committee nor any other authorized delegate of the Board or Committee shall accelerate the exercisability of Options, SARs or other Awards or waive vesting periods of any Awards except in the case of death, Disability, Retirement or Change in Control of the Company.

AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

Dated effective as of September 4, 2008.
ATTEST:	EOG RESOURCES, INC.

By: /s/ DIANNE YOUNGER	By: /s/ PATRICIA EDWARDS
Patricia Edwards
V.P. Human Resources and Administration